Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-204896 and 333-182429) on Form S-8 of Hibbett Sports, Inc. of our report dated April xx, 2020, with respect to the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the fiscal years in the three-year period ended February 1, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of February 1, 2020, which report appears in the February 1, 2020 annual report on Form 10‑K of Hibbett Sports, Inc.
Our report refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Update 2016-02, Topic 842, Leases.

/s/ KPMG LLP

Birmingham, Alabama
April xx, 2020

End of Exhibit 23.1